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                                                                      EXHIBIT 11
                                  PROTEON, INC.

                                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                                            (LOSS) INCOME PER SHARE
                                                 (in thousands)
                                         Three months ended            Nine months ended
                                     September 28,  September 30,  September 28,   September 30,
                                         1996           1995           1996            1995
                                     -------------  -------------  -------------   -------------
Net (Loss) Income                      $(1,763)       $ 1,558        $(3,967)        $ 6,649
                                       =======        =======        =======         =======

Weighted average number of
   common shares outstanding            15,521         15,456         15,499          15,388

Weighted average common
   equivalent shares                        --            241             --             266
                                       -------        -------        -------         -------

Weighted average number of
   common and common equivalent
   shares outstanding used to
   calculate per share data             15,521         15,697         15,499          15,654
                                       =======        =======        =======         =======

Net (loss) income per share
   Primary                             $ (0.11)       $  0.10        $ (0.26)        $  0.42
                                       =======        =======        =======         =======

   Fully diluted                       $ (0.11)       $  0.10        $ (0.26)        $  0.42
                                       =======        =======        =======         =======


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